SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the registrant   [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[X]  Soliciting Material under ss. 240.14a-12


                          Energy Income and Growth Fund
          -------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


          -------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]  No Fee Required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------------

     (5) Total fee paid:

------------------------------------------------------------------------------


[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

------------------------------------------------------------------------------

     (3) Filing party:

------------------------------------------------------------------------------

     (4) Date filed:

------------------------------------------------------------------------------



(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

PRESS RELEASE
SOURCE:  Energy Income and Growth Fund

ENERGY INCOME AND GROWTH FUND BOARD APPROVES ENERGY INCOME PARTNERS, LLC AS NEW INVESTMENT SUB-ADVISOR AND APPROVES SHELF OFFERING

LISLE, IL - (BUSINESS WIRE) - September 24, 2007 - First Trust Advisors L.P. ("FTA") announced today that the Board of Trustees of Energy Income and Growth Fund (AMEX: FEN) has voted to approve Energy Income Partners, LLC ("EIP"), as investment sub-advisor to the Fund and to authorize the Fund to issue and sell additional common shares, subject to certain conditions. EIP is currently acting as investment sub-advisor of the Fund pursuant to an interim sub-advisory agreement among the Fund, First Trust Advisors L.P. and EIP dated September 14, 2007. We anticipate that this new sub-advisory agreement will be substantially similar to the Fund's previous sub-advisory agreement. A meeting of FEN shareholders to vote on proposals to approve these matters is expected to be scheduled for a date on or before January 31, 2008. Any solicitation of proxies by FEN in connection with this shareholder meeting will only be made pursuant to separate proxy materials filed with the U.S. Securities and Exchange Commission ("SEC") under applicable federal securities laws. There can be no assurance that the necessary percentage of shareholders of FEN will vote to approve EIP as the new investment sub-advisor or to approve the issuance and sale by the Fund of additional common shares, subject to certain conditions.

FEN is a non-diversified closed-end management investment company. FEN's investment objective is to seek a high level of after-tax total return with an emphasis on current distributions paid to shareholders. The Fund seeks to provide its shareholders with an efficient vehicle to invest in a portfolio of cash-generating securities of energy companies. The Fund will focus on investing in publicly traded master limited partnerships ("MLPs") and related public entities in the energy sector which the Fund's sub-advisor believes offer opportunities for income and growth. Under normal market conditions, the Fund will invest at least 85% of its managed assets in securities of energy companies, energy sector MLPs and MLP-related entities and will invest at least 65% of its managed assets in equity securities of such MLPs and MLP-related entities.

First Trust Advisors L.P. has served as the Fund's investment advisor since its inception. At August 31, 2007, First Trust Advisors L.P. managed or supervised approximately $32 billion in assets.

EIP, located at 49 Riverside Avenue, Westport, Connecticut 06880, is a federally registered investment advisor, founded in October 2003 by James J. Murchie to provide professional asset management services in the area of energy-related MLPs and other high-payout securities. EIP mainly focuses on infrastructure assets such as pipelines, storage and terminals that receive fee-based or regulated income from its corporate customers. At August 31, 2007, EIP managed or supervised approximately $425 million in assets.

In connection with the solicitation of proxies, the Fund intends to file a proxy statement. Because the proxy statement will contain important information, FEN's shareholders are urged to read it carefully when it becomes available. When filed with the SEC, the proxy statement will be available free of charge at the SEC's website, www.sec.gov. FEN's shareholders will also be able to obtain copies of these documents and other transaction-related documents, when available, by calling FTA toll-free at 800-621-1675. The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund, nor is it a solicitation of any proxy.

Press Release                            Source:  Energy Income and Growth Fund



--------------------------------------
CONTACT:  Jeff Margolin - 630-915-6784

--------------------------------------
SOURCE:  Energy Income and Growth Fund